                                                                  Exhibit (h)(5)

                          ADMINISTRATIVE SERVICES PLAN

         This Administrative Services Plan (the "Plan") dated April 1, 2003, constitutes the administrative services plan for the Shares (the "Shares") of The Kensington Funds (the "Trust"), a Delaware statutory trust. The Plan relates to the Shares of the series of the Trust listed on Exhibit A (the "Funds") and the classes of Shares of each of the Funds (the "Classes"), which may be amended from time to time.

         SECTION 1. Each Fund (or Class thereof, as the case may be) is authorized to pay to banks, broker-dealers and other service providers ("Authorized Service Providers") an aggregate fee in an amount not to exceed on an annual basis 0.25% of the average daily net asset value of the Shares of such Fund or such Class (the "Service Fee") attributable to or held in the name of an Authorized Service Provider for its clients as compensation for providing administrative services pursuant to an agreement with an Authorized Service Provider. The Service Fee shall be calculated daily and paid monthly by each Fund or Class.

         Administrative services contemplated under the terms of this Plan include, but are not necessarily limited to: (1) aggregating and processing purchase and redemption orders; (2) communicating periodically with shareholders and answering questions and handling correspondence from shareholders about their accounts; (3) acting as the sole shareholder of record and nominee for shareholders; (4) maintaining account records and providing beneficial owners with account statements; (5) processing dividend payments; (6) issuing shareholder reports and transaction confirmations; (7) providing sub-accounting services for Fund shares held beneficially; (8) forwarding shareholder communications to beneficial owners; (9) receiving, tabulating and transmitting proxies executed by beneficial owners; and (10) providing general account administration activities. Notwithstanding the foregoing, Service Fees are not intended to compensate any person for any activity which is primarily intended to result in the sales of Shares of any of the Funds.

         SECTION 2. The Plan shall not take effect until it has been approved by votes of the majority of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust, cast in person at a meeting called for the purpose of voting on the Plan.

         SECTION 3. The Plan shall continue in effect for a period beyond one year from the date hereof only so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in
Section 2.

         SECTION 4. Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to the Plan shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended.

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         SECTION 5. The Plan may be terminated at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Shares of a Fund.

         SECTION 6. The Plan may not be amended to increase materially the amount of the Service Fee permitted pursuant to Section 1 hereof, and no material amendments to the Plan shall be made, unless approved in the manner provided for approval of the Plan in Section 2.

         SECTION 7. As used in the Plan, (a) the term "Independent Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.



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                                    EXHIBIT A


                         EFFECTIVE AS OF JUNE 29, 20007


         Funds                                                      Classes
         -----                                                      -------

Kensington Strategic Realty Fund                              Class A, B, C and Y

Kensington Select Income Fund                                 Class A, B, C and Y

Kensington Real Estate Securities Fund                        Class A, B, C and Y

Kensington International Real Estate Fund                     Class A, B, C and Y

Kensington Global Real Estate Fund                            Class A, B, C and Y

Kensington Global Infrastructure Fund                         Class A, B, C and Y
